EXHIBIT 5

                        Cudd & Associates---------------------------------------
                        Attorneys At Law


                                       July 30, 2001


     1120
Lincoln Street
  Suite 1507

Denver, Colorado    Board of Directors
     80203          Wedge Net Experts, Inc.
                    1706 Winding Ridge Road
   Telephone        Knoxville, Tennessee  37922
  303-861-7273
                    Gentlemen and ladies:
      Fax
  303-861-7560           I have acted as counsel to Wedge Net Experts, Inc., a
                    California  corporation (the "Company"),  in connection with
    E-Mail          the Registration  Statement on Form SB-2, including all pre-
    pcudd@          or  post-effective  amendments  thereto  (collectively,  the
cuddassociates.com  "Registration  Statement"),  the  Amendment  No.  3 to which
                    Registration   Statement   is  being  filed  with  the  U.S.
                    Securities  and Exchange  Commission  under Section 5 of the
                    Securities  Act of 1933 on or  about  the date  hereof.  The
                    Registration  Statement  relates to a maximum  of  3,000,000 shares (the "Shares") of common stock, $.001 par value per share, being offered by the Company.

                         In connection  with this  opinion,  I have examined the
                    Company's Articles of Incorporation; the Company's By-Laws; minutes of the Company's corporate proceedings and unanimous written consents in lieu thereof, as made available to me by the executive officers and directors of the Company; executed copies of such Registration Statement, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion.

                         In the course of my  examination,  I have  assumed  the
                    genuineness of all signatures, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, I have relied upon information furnished to me by the executive officers and directors of the Company.

                         On the basis of the  foregoing,  and solely in reliance
                    thereon, I am of the opinion that the Shares have been duly authorized and, upon effectiveness of the Registration Statement by order of the Securities and Exchange Commission (or upon the twentieth day following the filing of an amendment indicating the intention to become effective by operation of the terms of Section 8(a) of the Securities Act

Board of Directors
Wedge Net Experts, Inc.
July 30, 2001
Page 2


of 1933) and the necessary state securities authorities and upon delivery of the Shares to subscribers against payment therefor in the manner described in the Registration Statement, the Shares have been or will be validly issued, fully-paid and nonassessable.

     This opinion is limited to the California Corporations Code, all applicable provisions of the California Constitution, reported judicial decisions interpreting the foregoing laws and federal law. I express no opinion with respect to the laws of any other jurisdiction.

     I hereby consent to the filing of this letter as Exhibit (5) to the Registration Statement and to the reference to Cudd & Associates in the Registration Statement.


                                       Very truly yours,

                                       CUDD & ASSOCIATES



                                       /s/ Patricia Cudd
                                       ----------------------
                                       Patricia Cudd

PC:cm